Exhibit 10.2
H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
AWARD AGREEMENT
     This Award Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and                                          (“Recipient”).
     WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”);
     WHEREAS, receipt of such Awards under the Plan are conditioned upon a Recipient’s execution of an Award Agreement wherein Recipient agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors;
     WHEREAS, the Recipient has been selected by the Compensation Committee or the Chief Executive Officer of the Company as a key employee of one of the subsidiaries of the Company and is eligible to receive an Award under the Plan.
     NOW THEREFORE, in consideration of the parties promises and agreements set forth in this Award Agreement, the sufficiency of which the parties hereby acknowledge,
     IT IS AGREED AS FOLLOWS:
1. Definitions. Whenever a term is used in this Agreement or an Award Certificate issued under the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
     1.1 Amount of Gain Realized. The Amount of Gain Realized shall mean the Recipient’s gain or benefit derived with regard to an Award. The Amount of Gain Realized with regard to the types of awards listed in this Section 1.1 shall have the following meanings:
     (a) Restricted Shares. The Amount of Gain Realized shall be equal to the number of Shares delivered to the Recipient multiplied by the FMV of one Share of the Company’s Common Stock on the date the Shares were no longer considered to be held by the Company.
     (b) Stock Option. The Amount of Gain Realized shall be equal to the number of shares of Common Stock purchased pursuant to such exercise multiplied by the difference between the FMV of one Share of the Company’s Common Stock on the date of exercise and the Option Price.
     (c) Performance Shares. The Amount of Gain Realized shall be equal to the number of Shares delivered to the Recipient multiplied by the FMV of one Share of the Company’s Common Stock on the date the Shares became vested in or paid to the Recipient.

     1.2 Award. Award means one or more of the following: shares of Common Stock, Restricted Shares, Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units and any other rights which may be granted to a Recipient under the Plan.
     1.3 Award Certificate means the document issued by the Committee or the CEO for the Company confirming a grant of an Award under the Plan. The Award Certificate may be an email, letter or any form acceptable to the Committee.
     1.4 Award Date means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.
     1.5 Common Stock. Common Stock means the Common Stock, without par value of H&R Block, Inc.
     1.6 Change of Control. For the purposes of this Agreement, a “Change of Control” means:
     (a) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or
     (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person was a member of the Incumbent Board; or
     (c) The completion of a reorganization or consolidation approved by the shareholders of the Company, in each case with respect to which persons who were the shareholders of the Company immediately prior to such reorganization or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Common Stock and the combined voting power entitled to vote generally in the election of directors of the reorganized or consolidated corporation’s then-outstanding voting securities, or the sale of all or substantially all of the assets of the Company as approved by the shareholders of the Company, or approval by the shareholders of the Company of a liquidation or dissolution of the Company.
     1.7 Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in

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Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
     1.8 Code. Code means the Internal Revenue Code of 1986, as amended.
     1.9 Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
     1.10 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
     1.11 Disability. Disability or disabled shall be as defined in the employment practices or policies of the applicable subsidiary of the Company in effect from time to time during the term hereof or, absent such definition, then as defined in the H&R Block Retirement Savings Plan or any successor plan thereto.
     1.12 Earnings Target. Earnings Target means a benchmark established by the Committee for measuring the net income of the Company or a subsidiary thereof.
     1.13 Fair Market Value. Fair Market Value (“FMV”) means, the average of the high and low reported sales prices for one share of Common Stock, regular way, as reported by the New York Stock Exchange (or any successor exchange or stock market on which such high and low sales prices are reported) on the day in question. In the event the exchange is closed on the day on which FMV is to be determined or if there were no sales reported on such date, FMV shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
     1.14 Last Day of Employment. Last Day of Employment means the date the Recipient ceases for whatever reason to be an employee and is not immediately thereafter and continuously employed as a regular active employee by any other direct or indirect subsidiary of the Company
     1.15 Line of Business. Line of Business of the Company means any line of business of the subsidiary of the Company by which Recipient was employed as of the Last Day of Employment, as well as any one or more lines of business of any other subsidiary of the Company by which Recipient was employed during the two-year period preceding the Last Day of Employment, provided that, if Recipient’s employment was, as of the Last Day of Employment or during the two-year period immediately prior to the Last Day of Employment, with HRB Management, Inc. or any successor entity thereto, “Line of Business of the Company” shall mean any lines of business of the Company and all of its subsidiaries.
     1.16 Performance Shares. Performance Shares means the right to receive, upon satisfying designated performance goals within the Performance Period, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the market value of shares of Common Stock covered by such Performance Shares at the close of the Performance Period.

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     1.17 Qualifying Termination. Qualifying Termination shall mean Recipient’s termination of employment which meets the definition of a “Qualifying Termination” under a severance plan sponsored by the Company or a subsidiary of the Company.
     1.18 Recipient. Recipient means an employee of the Company who has been granted an Award under the Plan.
     1.19 Restricted Shares. Restricted Share (“Shares”) means a share of Common Stock issued to a Recipient under the Plan subject to such terms and conditions, including without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.
     1.20 Retirement. Retirement means the Recipient’s voluntary termination of employment with the Company and each of its subsidiaries, at or after attaining age 65.
     1.21 S&P 500 Index. S&P 500 Index means the market-value weighted performance of the stocks of the 500 US Companies listed by Standard & Poor’s.
     1.22 Stock Option. Stock Option means the right to purchase, upon exercise of a stock option granted under the Plan, shares of the Company’s Common Stock. A Stock Option may be an Incentive Stock Option which meets the requirements of Code Section 422(b) or a Nonqualified Stock Option.
     1.23 Total Shareholder Return. Total Shareholder Return (“TSR”) means the percentile ranking of the sum of stock price appreciation of and dividend reinvestment with respect to a share of Company Stock.
2. Restricted Shares.
     2.1 Issuance of Shares. As of an Award Date, the Company shall issue the number of Restricted Shares evidenced by the Award Certificate (the “Shares”) to the Recipient which shall be held by the Company and subject to the substantial risk of forfeiture.
     2.2 Substantial Risk of Forfeiture. Each grant of an Award shall provide that the Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Award Date, and any such Award may provide for the earlier termination of such risk of forfeiture in the event of change of control of the Company or other similar transaction or event.
     2.3 Restrictions on Transfer. During for period the Shares are subject to substantial risk of forfeiture, the Shares shall be held by the Company, or its transfer agent or other designee and shall be subject to restrictions on transfer. The certificate or certificates representing such Shares shall contain the following restrictive transfer legend:
“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN OF H&R BLOCK, INC. AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND H&R BLOCK, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE

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ON FILE WITH THE SECRETARY OF H&R BLOCK, INC.”
     2.4 Dividends and Voting Rights. During the time that the Company, or its transfer agent or other designee, continues to hold any Shares subject to substantial risk of forfeiture, the Recipient shall be entitled to receive any dividends paid with respect to such Shares and to vote such Shares on any matters submitted by the Company to its shareholders. Dividends paid with respect to such Shares may not be reinvested under the H&R Block, Inc. Dividend Reinvestment Plan, as amended.
     2.5 Requirement of Employment. The Recipient must remain in continuous employment of the Company during the period any Shares are subject to substantial risk of forfeiture. Absent an agreement to the contrary, if Recipient’s employment with the Company should terminate for any reason, other than Retirement, all Shares then held by the Company or its transfer agent or other designee, if any, shall be forfeited by the Recipient and Recipient authorizes the Company and its stock transfer agent to cause delivery, transfer and conveyance of the Shares to the Company.
     2.6 Retirement. If a Recipient retires from employment with any subsidiary of the Company at least one year after the anniversary of an Award Date, all Shares issued on such Award Date shall no longer be considered to be held by the Company.
     2.7 Delivery of Shares. Any Shares to be delivered to the Recipient by the Company in accordance with an Award shall be transferred directly into a brokerage account established for the Recipient at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion. The Recipient agrees to complete any documentation with the Company or the financial institution that is necessary to affect the transfer of Shares to the financial institution before the delivery will occur.
3. Stock Option.
     3.1 Grant of Stock Option. As of an Award Date, the Company may grant the Recipient the right and option to purchase a number of shares of Common Stock identified as subject to a Incentive Stock Option, and a number of shares of Common Stock identified as subject to Nonqualified Stock Option (hereinafter collectively referred to as “Stock Option”). The right and option to purchase shares of Common Stock identified as subject to Nonqualified Stock Option shall not constitute and shall not be treated for any purpose as an “incentive stock option,” as such term is defined in the Code.
     3.2 Number of Shares. The Award Certificate shall specify the number of shares granted on the Award Date.
     3.3 Option Price. The Award Certificate shall specify the Option Price per Share for each Stock Option, which shall be equal to or greater than the FMV on the Award Date.
     3.4 Vesting. The Award Certificate shall specify the period of continuous employment of the Recipient by the Company that is necessary before the Stock Options or installments thereof shall become exercisable.
     3.5 Acceleration of Vesting. Notwithstanding Section 3.4, the Recipient shall become vested in all or a portion of the Stock Options awarded under the Plan on the

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occurrence of any of the following events:
     (a) Change of Control. The Recipient may purchase 100% of the total Stock Options granted under an Award Certificate provided that the Change of Control occurs at least six months after the Award Date.
     (b) Retirement. The Recipient may purchase 100% of the total Stock Options granted under an Award Certificate provided that the Recipient Retires more than one year after the Award Date.
     (c) Qualifying Termination. The Recipient experiences a Qualifying Termination, all or a portion of the then outstanding Stock Options granted under an Award Certificate shall vest according to the severance plan and Recipient may purchase 100% of such vested Stock Options.
     (d) Employment Agreement. The Recipient may purchase all or a portion of the total vested Stock Options granted under an Award Certificate upon the occurrence of certain events specified in the Recipient’s employment agreement.
If application of this Section 3.5 results in the acceleration of vesting of all or any portion of the Stock Options, shares of Common Stock then subject to Sock Options shall be allocated such that the number of shares subject to Incentive Stock Option shall be the maximum number of shares that may be subject to Incentive Stock Option under Section 422 of the Code for the calendar year in which the acceleration of vesting results.
     3.6 Term of Option. No Stock Option awarded under the Plan may be exercised more than ten years from the Award Date. Except as provided in this Section 3.6 and Section 3.7, all Stock Options shall terminate when the Recipient ceases, for whatever reason, to be an employee of any of the subsidiaries of the Company. In the event the Recipient ceases to be an employee of any of the subsidiaries of the Company because of Retirement, Disability or Termination without Cause, Recipient may exercise any vested Stock Options up to three months after employment ceases.
     3.7 Recipient’s Death. In the event the Recipient ceases to be an employee of any of the subsidiaries of the Company because of Death, the person or persons to whom the Recipient’s rights under the Stock Option shall pass by the Recipient’s will or laws of descent and distribution may exercise any vested Stock Options for a period up to twelve months after the date of death.
     3.8 Exercise of Stock Option. The Stock Option granted under the Plan shall be exercisable from time to time by the Recipient by giving written notice of exercise to the Company specifying the number of whole shares to be purchased, and accompanied by full payment of the purchase price. The right to purchase shall be cumulative, so that the full number of shares of Common Stock that become purchasable at any time need not be purchased at such time, but may be purchased at any time or from time to time thereafter (but prior to the termination of the Stock Option).
     3.9 Payment of the Option Price. Full payment of the Option Price for shares purchased shall be made at the time the Recipient exercises the Stock Option. Payment of the aggregate Option Price may be made in (a) cash, (b) by delivery of Common Stock (with a value equal to the Closing Price of Common Stock on the last trading date preceding the date on

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which the Sock Option is exercised), or (c) a combination thereof. Payment shall be made only in cash unless at least six months have elapsed between the date of Recipient’s acquisition of each share of Common Stock delivered by Recipient in full or partial payment of the aggregate Option Price and the date on which the Stock Option is exercised.
     3.10 No Shareholder Privileges. Neither the Recipient nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Common Stock issuable upon the exercise of this Stock Option, unless and until certificates evidencing such shares of Common Stock shall have been duly issued and delivered.
4. Performance Shares.
     4.1 Grant of Performance Shares. As of the Award Date, the Company may grant an Award of Performance Shares evidenced by the Award Certificate (the “Performance Shares”).
     4.2 Performance Period. The Award Certificate shall specify the Performance Period over which each Performance Share shall be earned and certified by the Committee during which a Recipient must satisfy any designated Performance Goals in order to receive an Award.
     4.3 Performance Goals. The Award Certificate shall specify the Performance Goals to be met during the Performance Period as a condition of payment of the Performance Share Award.
     4.4 Payment Formula. The Award Certificate shall specify the Payment Formula for determining the amount of any payment to be made based upon attainment of the Performance Goals. The Payment Formula may provide a minimum acceptable level of achievement below which no payment will be made and a maximum payment. No award of Performance Shares may exceed the maximum payment established by the Committee on the Grant Date.
     4.5 Vesting. Recipient shall become vested in a Performance Award immediately upon completion of the Performance Period for which the Performance Shares attach. If the Recipient’s employment with the Company should terminate prior to completion of a Performance Period for any reason other than: Retirement, Qualifying Termination, Disability or death, the Recipient shall forfeit all rights in the Performance Shares and Recipient shall not be entitled to a distribution.
     4.6 Retirement. Upon Retirement, Recipient shall be entitled to a pro-rata award of any Performance Shares awarded based upon actual performance. Such award shall be calculated and paid at the end of the Performance Period. Receipt of the retirement award may be conditioned upon Recipient’s execution of a separation agreement.
     4.7 Qualifying Termination. In the event Recipient experiences a Qualifying Termination, Recipient shall be entitled to a pro-rata award of any Performance Shares awarded more than one year prior to Qualifying Termination based upon actual performance through date of termination. Such award shall be calculated and paid at the end of the Performance Period. Receipt of the award may be conditioned upon Recipient’s execution of a separation agreement.

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     4.8 Disability. In the event Recipient terminates employment due to Disability, Recipient shall be entitled to a pro-rata award of any Performance Shares awarded based upon actual performance through date of termination. Such award shall be calculated as of last calculable date (e.g. last month close) and paid as soon as practicable.
     4.9 Death. In the event Recipient terminates employment due to Recipient’s death, Recipient’s estate shall be entitled to a pro-rata award of any Performance Shares awarded based upon actual performance through date of termination. Such award shall be calculated as of last calculable date (e.g. last month close) and paid as soon as practicable.
     4.10 Change of Control. If Recipient terminates employment after a Change of Control, Recipient shall be entitled to a pro-rata award of any Performance Shares awarded upon actual performance through date of termination. Such award shall be calculated as of last calculable date (e.g. last month close) and paid in cash as soon as practicable.
     4.11 Certification of a Performance Award. Upon completion of a Performance Period or such earlier period, and prior to the payment of any Performance Award to a Recipient, the Committee shall certify in writing that the Performance Goal has been satisfied.
     4.12 Payment of Performance Awards. Performance Awards shall be paid out, in Shares of the Common Stock or cash (as determined by the Committee in its sole discretion), within 60 days of the end of a Performance Period.
5. Covenants.
     5.1 Violation of Noncompete, Nonhire, Nonsolicitation and Nonuse Provisions. Recipient acknowledges that Recipient’s agreement to this Section 5 is a key consideration for any Award under the Plan. Recipient hereby agrees with Company as follows:
     5.2 Non-Compete. During Recipient’s employment, or within one year after Recipient’s Last Day of Employment, Recipient shall not engage in, ownership of, or control of any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of the Company.
     5.3 Non-Hire. During Recipient’s employment, or within one year after the Last Day of Employment, Recipient shall not employ or solicit for employment by any employer other than a subsidiary of the Company any employee of any subsidiary of the Company, or recommend any such employee for employment to any employer (other than a subsidiary of the Company) at which Recipient is or intends to be (a) employed, (b) a member of the Board of Directors, (c) a partner, (d) providing consulting services, or (e) an owner, regardless of Recipient’s percentage of ownership interest in such employer (except if such employer is a publicly traded company and Recipient is a passive investor in less than one percent of its outstanding securities).
     5.4 Non-Solicitation. During Recipient’s employment, or within one year after the Last Day of Employment, Recipient shall not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a

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significant customer of a subsidiary of the Company for the purpose of engaging in any business transaction of the nature performed by such subsidiary, or contemplated to be performed by such subsidiary, for such customer, provided that this Section 5.4 shall only apply to customers for whom Recipient personally provided services while employed by a subsidiary of the Company or customers about whom or which Recipient acquired material information while employed by a subsidiary of the Company; or
     5.5 Non-Use and Non-Disclosure. During Recipient’s employment or within one year after the Last Day of Employment, Recipient shall not misappropriate or improperly use or disclose confidential information of the Company and/or its subsidiaries.
     5.6 Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Recipient violates any provisions of this Section 5, Recipient shall forfeit all rights to payments or benefits under the Plan. All Shares held on such date by the Company or its transfer agent or other designee, if any, shall be forfeited by the Recipient and the Recipient authorizes the Company and its stock transfer agent to cause delivery, transfer and conveyance of the Shares to the Company. All Stock Options and Performance Shares outstanding on such date shall terminate.
     5.7 Remedies. Notwithstanding anything herein to the contrary, if Recipient violates any provisions of this Section 5, whether prior to, on or after any Settlement of an Award under the Plan, then Recipient shall promptly pay to Company and amount equal to the aggregate Amount of Gain Realized by the Recipient on all Stock Options exercised or Awards paid under the Plan after a date commencing one year prior to Recipient’s Last Day of Employment. The Recipient shall pay Company within three (3) business days after the date of any written demand by the Company to the Recipient.
     5.8 Remedies payable in Company’s Common Stock or Cash. The Recipient shall pay the amounts described in Section 5.7 in the Company’s Common Stock or cash.
     5.9 Remedies without Prejudice. The remedies provided in this Section 5 shall be without prejudice to the rights of the Company and/or the rights of any one or more of its subsidiaries to recover any losses resulting from the applicable conduct of the Recipient and shall be in addition to any other remedies the Company and/or any one or more subsidiaries may have, at law or in equity, resulting from such conduct.
     5.10 Survival. Recipient’s obligations in this Section 5 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Agreement for any reason.
6. Transfer Restrictions.
     6.1 Transfer Restrictions on Shares. During the period that Shares are held by the Company hereunder for delivery to the Recipient, such Shares and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt, contrary to the terms hereof, to transfer, assign, pledge, hypothecate, or otherwise so dispose of such Shares or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process upon such Shares or the rights and privileges hereby granted, then and in any such event this Agreement and the rights and privileges hereby granted shall immediately

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terminate. Immediately after such termination, such Shares shall be forfeited by the Recipient and the Recipient hereby authorizes the Company and its stock transfer agent to cause the delivery, transfer and conveyance of such Shares to the Company.
     6.2 Non-Transferability of Awards Generally. Any Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.
7. Miscellaneous.
     7.1 No Employment Contract. This Agreement does not confer on the Recipient any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Recipient and any subsidiary of the Company.
     7.2 Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the Company shall make such equitable adjustments with respect to the Stock Option, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the Stock Option rights hereunder or of the shares subject to this Stock Option.
     7.3 Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Recipient of unexpired Stock Option rights or Shares not yet delivered, for the substitution of a new award or other contractual rights with regard to such Award.
     7.4 Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the exercise of Stock Option or delivery of Shares under the Plan (except that absence on leave approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan).

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     7.5 Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.
     7.6 Reasonableness of Restrictions, Severability and Court Modification. Recipient and the Company agree that, the restrictions contained in this Agreement are reasonable, but, should any provision of this Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Recipient to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court, and, as so amended will be enforced.
     7.7 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Recipient or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Recipient or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. In the event the Recipient has not made arrangements, the Company shall withhold the amount of such tax obligations from such dividend payment or instruct the Recipient’s employer to withhold such amount from the Recipient’s next payment(s) of wages. The Recipient authorizes the Company to so instruct the Recipient’s employer and authorizes the Recipient’s employer to make such withholdings from payment(s) of wages.
     7.8 Waiver. The failure of the Company to enforce at any time any terms, covenants or conditions of this Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Agreement shall only be effective if reduced to writing and signed by both Recipient and an officer of the Company.
     7.9 Incorporation. The terms and conditions of this Award Agreement are authorized by the Compensation Committee of the Board of Directors of H&R Block, Inc. The terms and conditions of this Award Agreement are deemed to be incorporated into and form a part of every Award under the Plan unless the Award Certificate relating to a specific grant or award provides otherwise.
     7.10 Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Recipient. Any notice to be given to the Recipient shall be addressed to the Recipient at the last address of record with the Company or at such other address as the Recipient may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mails via regular or certified mail, addressed as aforesaid, postage prepaid.

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     7.11 Choice of Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
     7.12 Choice of Forum and Jurisdiction. Recipient and Company agree that any proceedings to enforce the obligations and rights under this Award Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Recipient agrees and submits to personal jurisdiction in either court. Recipient and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Recipient and H&R Block, Inc.
     7.13 Attorneys Fees. Recipient and Company agree that in the event of litigation to enforce the terms and obligations under this Award Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney fees.
     7.14 Relationship of the Parties. Recipient acknowledges that this Award Agreement is between H&R Block, Inc. and Recipient. Recipient further acknowledges that H&R Block, Inc. is a holding company and that Recipient is not an employee of H&R Block, Inc.
     7.15 Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
     7.16 Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.
     7.17 Execution of Agreement. This Agreement shall not be enforceable by either party, and Recipient shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Recipient and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.
     In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.
     The parties hereto have executed this Award Agreement effective as of June 30, 2006.

H&R BLOCK, INC.
(Signature of Recipient)

By:
(Social Security Number)		Mark A. Ernst Chairman of the Board, President and Chief Executive Officer

Exhibit 1	JUNE 30, 2006